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                                                                   EXHIBIT 10.25

From: Therapeutic Antibodies (UK) Limited
14-15 Newbury Street
London
EC1A 7HU
Tel:  0171 606 8637


To:   Stuart Wallis
Briarwood
Nightingales Lane
Chalfont St Giles
Bucks HP8 4SR

                                                                1 September 1998

                      APPOINTMENT AS NON-EXECUTIVE CHAIRMAN

Dear Stuart:

I am pleased to set out below the detailed terms of your appointment as Chairman of Therapeutic Antibodies Limited (the "Company"). To signify your agreement, please sign and return to me the enclosed copy of this letter as indicated.

1.       APPOINTMENT AND DUTIES

(1) You will serve the Company as non-executive Chairman with effect from 1 September 1998 on the terms of this agreement (the "Appointment").

(2) You will devote such time as is reasonably necessary to the Appointment (having regard to its non-executive nature), and you will use your best endeavours to promote and protect the interests of the Company and its subsidiaries (the "Group").

(3) Your role as Chairman will include responsibility for chairing board meetings and shareholder meetings and you will also ensure, so far as you are reasonably able, that the corporate governance of the Company conforms with prevailing guidelines. Your specific responsibilities are as agreed with the Board.

(4) You will report to the Board such information regarding the affairs of the Group as it may from time to time require. You will be based at your City of London office or as may be otherwise agreed but will travel to such other locations as may be necessary for the proper performance of your duties hereunder.



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2.       SALARY

         The Company will pay you a salary of (pound)10,000 per annum payable monthly in arrears. No other fees or benefits will be payable in respect of your Appointment under this contract.

3.       EXPENSES

         The Company will reimburse you (on production of such evidence as it may reasonably require) the amount of all travelling and other expenses properly and reasonably incurred by you in the discharge of your duties under the Appointment in accordance with Company guidelines.

4.       PENSION AND OTHER INSURANCES

(1) You will be responsible for your own pension arrangements and no contributions will be payable by the Company.

(2) You will not be eligible for membership of any of the Company's insurance or medical schemes.

5.       TERM AND TERMINATION

(1) The Appointment will continue subject to 12 months' notice being given by either party to terminate such appointment, save that the Company may not terminate this Appointment before 31 August 2001.

(2) On the lawful termination of the Appointment you shall immediately resign all offices held by you in any Group Company (without prejudice to the rights of any party arising out of this agreement or the termination of the Appointment).

6.       RESTRICTIONS

         During the period of your Appointment you will not accept any other appointments with companies which are competitors of the Company or which will affect your ability to perform your duties as non-executive Chairman.

7.       CONFIDENTIALITY

(1) You will not make use of or divulge to any person, and shall use your best endeavours (it being agreed that you are not required to take steps following a breach of confidentiality by a third party beyond informing the Board as soon as is reasonably practicable) to prevent the use, publication or disclosure of, any information of a confidential or secret nature concerning the business of the Company or any Group Company and which comes to your knowledge


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         during the course of or in connection with your holding any office within the Group.

(2)      This clause shall not apply to information which is:

         (a) used or disclosed in the proper performance of your duties or with the prior written consent of the Company; or

         (b) ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law.

8.       GOVERNING LAW

         This agreement shall be governed by and construed in accordance with English law.

9.       NOTICES

(1) Any notice or other document to be served under this agreement may, in the case of the Company, be delivered or sent by first class post or facsimile process to the Company at its registered office for the time being marked for the attention of the Company Secretary and, in your case may be delivered or sent by first class post to the address set out above.

(2)      Any such notice or other document shall be deemed to have been served:

         (a)      if delivered, at the time of delivery;

         (b) if posted, at 10:00 a.m. on the second day (being any day other than a Saturday, Sunday or bank holiday) ("Working Day") after it was put into the post; or

         (c) if sent by facsimile process, at the expiration of two hours after the time of despatch, if despatched before 3:00 p.m. on any Working Day, and in any other case at 10:00 a.m. on the Working Day following the date of despatch.

(3) In proving such service it shall be sufficient to prove that delivery was made or that the envelope containing such notice or other document was properly addressed and posted as a pre-paid first class letter or that the facsimile message was properly addressed and despatched as the case may be.


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Yours sincerely



/s/ Andrew J. Heath, Chief Executive
------------------------------------
For and on behalf of
THERAPEUTIC ANTIBODIES (UK) LIMITED




I confirm my agreement to the terms of this letter and its schedule.



/s/ Stuart Wallis                         Dated: 1st September 1998
-----------------------------------             ------------------------------
S. M. Wallis


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